Exhibit 4.51
THIRD AMENDMENT TO AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT
This THIRD AMENDMENT TO AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT (this "Third Amendment") dated as of August 9, 2016 is among AEGEAN BUNKERING (USA) LLC, a Delaware limited liability company (the "Borrower"), each Lender party hereto, and ABN AMRO CAPITAL USA LLC, as administrative agent and collateral agent (together with its successors and assigns in such capacities, the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, the Borrower, the Lenders, including, without limitation, the Daylight Overdraft Lender, the Swing Line Lender and the Issuing Lenders, and the Agent, are parties to the Amended and Restated Uncommitted Credit Agreement dated as of August 22, 2014 (as amended, supplemented or otherwise modified from time to time prior to the Effective Date (as defined in Section 3 below), the "Existing Credit Agreement" and, as amended by this Third Amendment and as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"); and WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement, and the parties hereto have agreed to amend the Existing Credit Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.          Amendments.
Upon the occurrence of the Effective Date (as defined in Section 2 below), the Existing Credit Agreement is hereby amended as follows:
(a)          Section 1.1 is amended as follows:
(i)          each of the following definitions are inserted in their appropriate alphabetical places as follows:
"Bail-In Action": the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation": with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"EEA Financial Institution": means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
"EEA Member Country": any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority": any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"EU Bail-In Legislation Schedule": the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Write-Down and Conversion Powers": with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(ii)          the definition of "Applicable Margin" is amended and restated in its entirety as follows:
""Applicable Margin": on any date with respect to each Type of Loan (other than Daylight Overdraft Loans), the applicable rate per annum set forth below:
Type	Margin
Base Rate Loans	1.00%
Eurodollar Loans	2.00%
Cost of Funds Loans	2.00%"

(iii)          the definition of "Defaulting Lender" is hereby amended by adding the following clause (iii) immediately following clause (e)(ii) thereof and immediately before the word "provided":
"or (iii) has become the subject of a Bail-In Action;"
(iv)          clause (c)(i)(B) of the definition of "Eligible Accounts Receivable — Tier 1" is amended by deleting "10 days" and replacing it with "5 days".

(v)          the definition of "Eligible Accounts Receivable — Tier 2" is amended and restated in its entirety as follows:
"Eligible Accounts Receivable — Tier 2": all Accounts created by the Borrower (net of any credits, rebates, offsets (including, without limitation, any offset relating to any forward contract marked-to-market loss), holdbacks or other adjustments or commissions and reduced by any sales, use, excise or other taxes, imposts, levies or other governmental charges included therein) which satisfy all of the requirements of Eligible Accounts Receivable — Tier 1 other than clauses (b) and (c)(i)(A) of the definition thereof, provided that the Account Debtor shall have been approved in writing by the Administrative Agent. Notwithstanding the foregoing, (a) the aggregate amount of Eligible Accounts Receivable — Tier 2 due from any Account Debtor (other than any Account Debtor that is an Affiliate of the Borrower) and its Affiliates included in the Borrowing Base at any time, after giving effect to the applicable advance rate, shall not exceed 5.0% of the total aggregate amount of Eligible Accounts Receivable — Tier 1, Eligible Accounts Receivable — Tier 2 and Eligible Unbilled Accounts Receivable included in the Borrowing Base at such time, and (b) the aggregate amount of Eligible Accounts Receivable — Tier 2 due from Account Debtors that are Affiliates of the Borrower included in the Borrowing Base at any time, after giving effect to the applicable advance rate, shall not exceed $20,000,000.
(vi)          clauses (e) and (f) of the definition of "Eligible Inventory" are amended and restated in their entirety as follows:
"(e) none of such inventory is evidenced by bills of lading or other documents of title, whether negotiable or non-negotiable, unless such negotiable bill of lading or negotiable document of title has been issued and duly negotiated to the Collateral Agent or to order, or blank endorsed, and in the possession of the Collateral Agent, or such non-negotiable bill of lading or document of title has been issued in the name of and delivered to the Collateral Agent, and, in each case, the issuer is acceptable to the Collateral Agent;
(f)          such inventory is either (i) located in the United States at a third party storage facility acceptable to the Administrative Agent in its sole discretion and such storage facility has executed a control agreement with the Collateral Agent, satisfactory to the Collateral Agent in its sole discretion, or (ii) in transit on a barge or other vessel to a buyer in connection with a sale in the ordinary course of business and such inventory is (A) evidenced by 3/3 on board negotiable bills of lading that have been issued and duly negotiated to the Collateral Agent, or to order and blank endorsed and in the possession of the Collateral Agent and (B) located on a vessel chartered to the Borrower by a person acceptable to the Collateral Agent in its sole discretion;"
(vii)          the definition of "Eligible Inventory — Tier 2" is amended and restated in its entirety as follows:
"Eligible Inventory — Tier 2": as of any date of determination, inventory of the Borrower in transit on a barge or other vessel which would constitute Eligible Inventory but for the failure to satisfy clauses (e) and (f) of the definition thereof, and is evidenced by copies of negotiable or non-negotiable documents of title issued to the Borrower or the Collateral Agent (and such copies are in the possession of the Collateral Agent), and which was purchased by the Borrower less than 45 days prior to its inclusion in the Borrowing Base (at any time) as Eligible Inventory — Tier 2. Notwithstanding the foregoing, the aggregate amount of Eligible Inventory — Tier 2 included in the Borrowing Base at any time, after giving effect to the applicable advance rate, shall not exceed $40,000,000.
(viii)          the definition of "Guarantors" is amended and restated in its entirety as follows:
"Guarantors": The Parent and any other Person becoming party to this Agreement (by supplement or otherwise), as a Guarantor."
(ix)          the definition of "Termination Date" is amended and restated in its entirety as follows:
""Termination Date": August 8, 2017, provided, that if such date is not a Business Day, the Termination Date shall be the next preceding Business Day."
(b)          Section 5.21 is amended and restated in its entirety as follows:
"5.21 Use of Letters of Credit and Proceeds of Loans. (a) On the Amended and Restated Effective Date, the Letters of Credit and the proceeds of the Loans shall be used to refinance outstandings under the Borrower's Existing Credit Agreement, (b) on and after the Amended and Restated Effective Date, the Letters of Credit and the proceeds of the Loans shall be used by the Borrower for the purpose of: (i) the purchase, transportation, storage, hedging and sale of Eligible Commodities and Accounts Receivable arising from sale thereof on terms and conditions and acceptable to the Required Lenders, (ii) the funding of loans by the Borrower to certain Affiliates of the Borrower to the extent expressly permitted under this Agreement and (iii) the funding of the general working capital needs and other limited liability company requirements of the Borrower."
(c)          Section 8.8(b) is amended and restated in its entirety as follows:
"(b) Investments by any Loan Party or any of their respective Subsidiaries in any other Loan Party, provided, that the Borrower may make loans to Affiliates in an aggregate amount not to exceed $25,000,000, so long as (i) no Default or Event of Default shall have occurred and be continuing or result from the making of such loan, (ii) the Lenders shall not have (A) declared the Obligations to be due and payable or (B) demanded payment of the Loans and Reimbursement Obligations or Cash Collateral for the L/C Obligations, (iii) if, immediately prior to or after giving effect to any such loan, the aggregate outstanding amount of all loans made by the Borrower to its Affiliates is greater than $15,000,000, the Borrower shall have given the Administrative Agent and each Lender reasonable prior notice of such loan, and (iv) the Borrower shall have delivered to the Administrative Agent (A) a certificate of a Responsible Person, in form and substance satisfactory to the Administrative Agent, representing and warranting compliance with the terms and conditions of the financial condition covenants, both before and immediately after giving effect to any such loan, and providing detailed calculations of the financial covenants contained therein and (B) if, immediately prior to or after giving effect to any such loan, the aggregate outstanding amount of all loans made by the Borrower to its Affiliates is greater than $15,000,000, a Compliance Certificate showing pro-forma compliance with the terms of the Credit Agreement before and immediately after giving effect to any such loan;"
(d)          Section 11.18 is amended and restated in its entirety as follows:
"11.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties thereto, each of the Borrower and the Secured Parties acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)          the effects of any Bail-in Action on any such liability, including, if applicable:
(i)          a reduction in full or in part or cancellation of any such liability;
(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority."
(e)          Exhibit K is amended and restated in its entirety as set forth on Annex I hereto.
SECTION 2.          Effectiveness of Amendment.
This Third Amendment shall become effective on the date (the "Effective Date") on which:
(a)          each of the Borrower, the Guarantors (as defined in the Existing Credit Agreement), the Agent and the Lenders shall have duly executed this Third Amendment;
(b)          the Administrative Agent shall have received, with a counterpart for each Lender, a fully completed Borrowing Base Report and a completed Position Report, each executed by a Responsible Person of the Borrower in his or her capacity as a Responsible Person and copies of recent financial statements as required to be delivered under the Credit Agreement;
(c)          the Borrower shall have paid all of the Lead Arranger's, the Agent's and the Lenders' fees and the Lead Arranger's and the Agent's legal fees and all reasonable out-of-pocket costs incurred in connection with this Third Amendment and all due diligence in respect hereof;
(d)          the Borrower shall have delivered to the Agent such lien searches as the Agent shall request and the Agent shall have completed its Collateral and Risk Management Practices review; and
(e)          the Borrower shall have delivered to the Agent such opinions of counsel, authorization and organizational documents and certificates of good standing, in each case as the Agent or the Lenders shall request.
SECTION 3.          Release.
Upon the occurrence of the Effective Date (as defined in Section 2 above), the Administrative Agent and each Lender hereby unconditionally and irrevocably releases Aegean Belgium and Aegean Liberia from all of their respective obligations under the Existing Credit Agreement and the other Loan Documents, except to the extent of any rights and obligations specifically designated in the Existing Credit Agreement or any other Loan Documents as surviving such release and termination of obligations. The foregoing does not release Aegean Bunkering (USA) LLC, a Delaware limited liability company (as the Borrower or in any other capacity), the Parent (as a Guarantor, a Loan Party or in any other capacity) or any other Loan Party with respect to its obligations under the Credit Agreement or any of the other Loan Documents.
SECTION 4.          Effect of Amendment; Ratification; Representations; etc.
(a)          On and after the Effective Date, this Third Amendment shall be a part of the Credit Agreement, all references to the Credit Agreement in the Credit Agreement and the other Loan Documents shall be deemed to refer to the Existing Credit Agreement as amended by this Third Amendment, and the term "this Agreement", and the words "hereof", "herein", "hereunder" and words of similar import, as used in the Credit Agreement, shall mean the Existing Credit Agreement as amended hereby. This Third Amendment shall constitute a Loan Document.
(b)          Except as expressly set forth herein, this Third Amendment shall not constitute an amendment, waiver or consent with respect to any other provision of the Credit Agreement and the Credit Agreement, as amended, and each other Loan Document is hereby ratified, approved and confirmed in all respects.
(c)          In order to induce the Agent and the Lenders to enter into this Third Amendment, the Borrower represents and warrants to the Agent and the Lenders that before and after giving effect to the execution and delivery of this Third Amendment:

(i)          the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects as if made on and as of the date hereof, except for those representations and warranties that by their terms were made as of a specified date which were true and correct on and as of such date; and
(ii)          no Default or Event of Default has occurred and is continuing.
SECTION 5.          Counterparts.
This Third Amendment may be executed by one or more of the parties to this Third Amendment on any number of separate counterparts (including by facsimile or email transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same agreement. A set of the copies of this Third Amendment signed by all the parties shall be lodged with the Borrower and the Agent.
SECTION 6.          Severability.
Any provision of this Third Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 7.          GOVERNING LAW.
THIS THIRD AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
SECTION 8.          WAIVERS OF JURY TRIAL.
EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS THIRD AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.
BORROWER:

AEGEAN BUNKERING (USA) LLC

By:	/s/ Emmanouil Chochlakis
Name:	Emmanouil Chochlakis
Title:	Director

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

AGENTS AND LENDERS:

ABN AMRO CAPTIAL USA LLC,
as Administrative Agent, Collateral Agent, Syndication Agent, a Lender, an Issuing Lender, the Swing Line Lender and the Daylight Overdraft Lender

By:	/s/ Uvrashi Zutshi
Name:	Uvrashi Zutshi
Title:	Managing Director

By:	/s/ Thomas B. Pinckney
Name:	Thomas B. Pinckney
Title:	Vice President

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

BNP PARIBAS,
as Documentation Agent and a Lender

By:	/s/ Suzanne Durney
Name:	Suzanne Durney
Title:	Managing Director

By:	/s/ Pauline Blandin
Name:	Pauline Blandin
Title:	Vice President

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

NATIXIS NEW YORK, BRANCH,
as a Lender

By:	/s/ David Pershad
Name:	David Pershad
Title:	Managing Director

By:	/s/ Carla Gray
Name:	Carla Gray
Title:	Director

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH (formerly known as Coöperatieve Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch), as a Lender

By:	/s/ Gijs Vos
Name:	Gijs Vos
Title:	Managing Director

By:	/s/ Lionel Autret
Name:	Lionel Autret
Title:	Managing Director

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

SOCIETE GENERALE,
as a Lender

By:	/s/ Michiel van der Voort
Name:	Michiel van der Voort
Title:	Managing Director

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

ING BELGIUM, GENEVA BRANCH,
as a Lender

By:	/s/ Patrick Arnaud
Name:	Patrick Arnaud
Title:	Group Head

By:	/s/ Bessam Ben Ali
Name:	Bessam Ben Ali
Title:	Deputy Credit Risk Manager

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

MACQUARIE BANK LIMITED,
as a Lender

By:	/s/ Robert Trevena
Name:	Robert Trevena
Title:	Division Director

By:	/s/ Nathan Booker
Name:	Nathan Booker
Title:	Division Director

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

ACKNOWLEDGED AND AGREED:

AEGEAN MARINE PETROLEUM NETWORK INC.,
as a Guarantor

By:	/s/ N. Tavlarios
Name:	N. Tavlarios
Title:	President

By:	/s/ S. Gianniotis
Name:	S. Gianniotis
Title:	CFO

AEGEAN MARINE PETROLEUM S.A.

By:	/s/ Crystalla Yiallourou
Name:	Crystalla Yiallourou
Title:	President

By:
Name:
Title:

AEGEAN NWE N.V.

By:	/s/ A. Vertommen
Name:	A. Vertommen
Title:	Managing Director

By:	/s/ A. Athanasianis
Name:	A. Athanasianis
Title:	Director

Signature page to Third Amendment to Amended and Restated Uncommitted Credit Agreement

Annex I to Third Amendment

Exhibit K
to Amended and Restated Uncommitted Credit Agreement

FORM OF POSITION REPORT
 (TO THE AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT)

______________ __, 201_
This Position Report is delivered pursuant to Section 7.2(g) of the Amended and Restated Uncommitted Credit Agreement, dated as of August 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Aegean Bunkering (USA) LLC (the "Borrower"), the several banks and other financial institutions or entities from time to time parties thereto (the "Lenders") and ABN AMRO CAPITAL USA LLC, as administrative agent, collateral agent, daylight overdraft lender, swing line lender and an issuing lender. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement.
The undersigned hereby certifies to the Administrative Agent and the Lenders as follows:
1.          I am the duly elected, qualified and acting __________________ of the Borrower.
2.          To the best of my knowledge, each Loan Party has observed or performed all of its covenants and other agreements and satisfied every condition contained in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by it, and I have obtained no knowledge of any Default or Event of Default, in each case except as disclosed on Schedule 1 hereto.
3.          To the best of my knowledge, the information contained in Attachment 1 hereto and the supporting schedules thereto is true and correct:
IN WITNESS WHEREOF, the undersigned has executed this Position Report as of the date set forth below.

Name:
Title:

Dated: ______________ __, 20__

Attachment 1
to Exhibit K

Maximum Position Limits:

As of ___________ __, 20__ [FINAL DAY OF THE PRECEDING MONTH], the following is a summary of the Borrower's positions:
Category	Limit Name	Position Limit	Actual Value

Portfolio	VaR	[$5.0 Million]
	Term	[18 months]

Distillate	Flat	[100 Contract Equivalents]
	Location	[300 Contract Equivalents]
	Grade	[300 Contract Equivalents]
	Cracks/Cross Prod	[500 Contract Equivalents]
	Time Spread	[1,000 Contract Equivalents]
	VaR	[$1.5 Million]

Residual	Flat	[250 Contract Equivalents]
	Location	[700 Contract Equivalents]
	Grade	[700 Contract Equivalents]
	Cracks/Cross Prod	[1,000 Contract Equivalents]
	Time Spread	[3,000 Contract Equivalents]
	VaR	[$3.5 Million]

Attached hereto are Schedules supporting the calculation of the above positions.

SUPPORTING SCHEDULES TO POSITION REPORT

[TO BE ATTACHED]

Schedule 1
to Exhibit K

[Defaults and Events of Default]